Exhibit J (i)

                               Consent of Auditors

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the use of our report dated December 22, 2003, incorporated in this Registration Statement by reference, included in the October 31, 2003 Annual Report to the shareholders of the Commonwealth International Series Trust (comprising, respectively, the Australia/New Zealand Fund, Japan Fund and Global Fund), and to the references to our firm under the captions "Financial Highlights Information" in the prospectus and under the headings "Financial Information" and "Other Information" in the Statement of Additional Information.

                                        /s/ BRIGGS, BUNTING & DOUGHERTY, LLP
                                            BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
February 10, 2004